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                                                                    Exhibit 99.1

                                [RADIOLOGIX LOGO]


                                                                   PRESS RELEASE
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Contact: Sami S. Abbasi, Chief Financial Officer  FOR IMMEDIATE RELEASE
Phone: 214-303-2710                               7:00 AM EST September 24, 1999
www.radiologix.com

Noonan/Russo Communications, Inc.
212-696-4455
Meredith Milewicz (investors) x228
Kristen Hammer (media) x249
News@noonanrusso.com


              AMERICAN PHYSICIAN PARTNERS, INC. CHANGES ITS NAME TO
                                RADIOLOGIX, INC.


         DALLAS, SEPTEMBER 24, 1999: American Physician Partners, Inc. (Nasdaq:
APPM), a leading radiology services company, announced today that they have changed the name of the Company to Radiologix, Inc., effective today. The Company will also change its stock symbol from APPM to RDLX effective on Monday, September 27, 1999. The Company's stock will continue to trade on Nasdaq NMS.

         "Our new name clearly reflects the nature of our business today as a leading radiology operating company," stated Mark Wagar, chairman, president and chief executive officer of Radiologix, Inc. "As the radiology market expands, Radiologix will continue to provide quality service, state of the art technology and equipment and improved efficiency to all of our networks and customers."

         Based in Dallas, Texas, Radiologix develops, consolidates and manages radiology service networks. These networks consist primarily of free-standing radiology centers and locations at which the company provides radiology services that have been outsourced by hospitals. The Company's objective is to develop and operate networks of radiology facilities to provide a full spectrum of radiology services and extensive geographic coverage in existing market areas and in selected new markets. Radiologix owns, operates or maintains an ownership interest in imaging equipment at 117 locations and provides management services to ten radiology practices consisting of 290 physicians who provide professional radiology services at the Company's radiology centers and at 59 hospitals. Radiologix's radiology networks are in geographic markets located in Arizona, California, Colorado, Florida, Georgia, Illinois, Kansas, Maryland, Minnesota, Missouri, Nebraska, Nevada, New Jersey, New York, Ohio, Pennsylvania, Texas, the District of Columbia and Virginia.

         This press release may contain forward-looking statements that relate to future financial results or business expectations and that are subject to risks and uncertainties that exist in the Company's operations and business environment. Business plans may change as circumstances warrant and actual results may differ materially from any forward-looking statements, which reflect the management's opinion only as of the date hereof. Such risks and uncertainties include, but are not limited to, those associated with the Company's acquisition and

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AMERICAN PHYSICIAN PARTNERS, INC. CHANGES ITS NAME TO RADIOLOGIX, INC.    Page 2


expansion strategy; integration of the Company's affiliated physician practices are newly acquired imaging centers; the Company's ability to achieve operating efficiencies and engage in successful new practice development efforts; regulatory changes; reimbursement trends; and general economic and business conditions. Such risks and uncertainties, as well as additional risk factors, are included in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A dated May 12, 1999.

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